Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Nos. 333-200980, 333-200980-01 and 333-200980-2

BARCLAYS DRYROCK ISSUANCE TRUST

Series 2015-3

The note issuance trust has prepared a preliminary prospectus supplement subject to completion dated October 29, 2015 and prospectus dated October 29, 2015 which describe the Series 2015-3 notes to be issued by the issuing entity.  You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the Series 2015-3 notes.

Ratings

The issuing entity will issue the Series 2015-3 notes only if the Class A notes are rated by the following nationally recognized statistical rating organizations as follows:

Fitch Ratings, Inc.	AAAsf*
Standard & Poor’s Rating Services	AAA(SF)*

Other Fees and Expenses

As of the date of the preliminary prospectus supplement, the following describes the approximate compensation expected to be payable to the nationally recognized statistical rating organizations hired to rate the Series 2015-3 notes for the period beginning with their retention and ending 2 years after the closing date. The amount includes initial fees and surveillance fees.

Fitch Ratings, Inc.	$90,000
Standard & Poor’s Rating Services	$100,000

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Barclays

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The issuer has filed a registration statement as amended (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1(800) 326-1643 (Ext. 58700).

*An “sf” or “(SF)” in the credit rating denotes an identification for structured finance product ratings that was implemented by the rating agencies as of September 2010.